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                      [Lionel Sawyer & Collins Letterhead]

                                                                    EXHIBIT 5.10


September 25, 2003
Moore North America Finance, Inc.
Moore Holdings U.S.A. Inc.
Moore Wallace North America, Inc.
FRDK Inc.
G2.com Inc.,

c/o Moore Wallace Incorporated,
1200 Lakeside Drive,
Bannockburn, Illinois  60015-1243.

Ladies and Gentlemen:

         We are special Nevada counsel to Moore Financial Inc., a Nevada corporation ("Moore Financial") in connection with the registration under the Securities Act of 1933, as amended (the "Act") of $403 million aggregate principal amount of 7-7/8% Senior Notes due 2011 (the "Exchange Notes") of Moore North America Finance Inc. (the "Company") to be issued in exchange for the Company's outstanding 7-7/8% Senior Notes due 2011 and related guarantees pursuant to (i) the Indenture, dated as of March 14, 2003 (the "Indenture"), by and between the Company and Bank One, N.A., as trustee (the "Trustee"), (ii) the Supplemental Indenture, dated as of May 15, 2003, by and among the New Guarantors (as defined therein), the Company and the Trustee ("First Supplemental Indenture"), (iii) the Second Supplemental Indenture, dated as of September 18, 2003, by and among the Company, the Guarantors (as defined therein), and the Trustee ("Second Supplemental Indenture"), and (iv) the Registration Rights Agreement, dated as of March 14, 2003 (the "Registration Rights Agreement"), by and among the Company, the Representatives (as defined therein) and Moore Wallace Incorporated (formerly known as Moore Corporation Limited), a corporation continued under the Canada Business Corporations Act ("Moore"). This opinion is rendered at your request.

We have examined:

         1.       The Indenture;

         2.       The First Supplemental Indenture;

         3.       The Second Supplemental Indenture;

         4. Articles of Incorporation of Moore Financial as filed with the Nevada Secretary of State;

         5. Good standing Certificate of Moore Financial from the Nevada Secretary of State;

         6.       Bylaws of Moore Financial;

         7.       Resolutions of the Board of Directors of Moore Financial; and

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         8.       Certificate of the Incumbency of the Officers of Moore
                  Financial.

         We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein.

         We have assumed certain contacts between the State of New York and the transactions contemplated by the Second Supplemental Indenture: (a) substantial negotiations relating to such transactions have taken place in the State of New York, (b) Moore Financial is executing and delivering the Second Supplemental Indenture in New York as part of a closing of the Exchange Notes, (c) Moore's financial advisor, as well as the outside counsel representing Moore in connection with the Exchange Notes have their offices in the State of New York and negotiations in connection with such transactions have taken place in certain of their offices, (d) New York law governs the Indenture and the First Supplemental Indenture.

Based upon the foregoing and subject to the following it is our opinion that:

         1. The Guaranty attached as Exhibit A to the Second Supplemental Indenture has been duly authorized by all necessary corporate action on the part of Moore Financial.

         2. The choice of New York law to govern the Second Supplemental Indenture would be respected by the courts of the State of Nevada.

         Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada.

         This opinion is intended solely for the use of the addressees in connection with the issue of the Exchange Notes. It may not be relied upon by any other person or for any other purpose, or reproduced or filed publicly by any person, without the written consent of this firm. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Exchange Notes" in the prospectus forming part of the Registration Statement. Sullivan & Cromwell, counsel to Moore North America Finance, Inc., may rely on our opinion.

                           Very truly yours,


                           LIONEL SAWYER & COLLINS